Exhibit 99.1

Calgon Carbon Sells Solvent Recovery Business

          PITTSBURGH, April 25 /PRNewswire-FirstCall/ -- Calgon Carbon Corporation (NYSE: CCC) announced today that it has completed the sale of the assets of its solvent recovery business to MEGTEC Systems, Inc., a subsidiary of Sequa Corporation (NYSE: SQAA).  Under a separate multi-year contract, Calgon Carbon will continue to supply the activated carbon needs of the divested business.

          The solvent recovery unit provides turnkey on-site regenerable solvent recovery systems, distillation systems, on-site regenerable volatile organic compound concentrators, vapor-phase biological oxidation systems, and related services on a worldwide basis.

          Commenting on the announcement, John Stanik, Calgon Carbon’s president and chief executive officer, said, “The sale is consistent with our corporate-wide re-engineering plan which includes the divestiture of non-core businesses. The proceeds from the sale will be used to reduce debt.”

          Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer.

          MEGTEC, headquartered in De Pere, WI, supplies splicers, dryers and oxidizers for web offset printing, web coating, packaging, paper and tissue, and other industrial markets on a world-wide basis.  MEGTEC also provides energy and engineering services designed to maximize productivity and performance.

          The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

SOURCE  Calgon Carbon Corporation
          -0-                                        04/25/2006
          /CONTACT:  Gail Gerono of Calgon Carbon Corporation, +1-412-787-6795/
          /Web site:  http://www.calgoncarbon.com /